REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareowners
ADC Telecommunications, Inc.

We have audited the consolidated financial statements of ADC Telecommunications, Inc. and subsidiaries as of October 31, 2003 and 2002, and for the years then ended, and have issued our report thereon dated December 1, 2003 (included elsewhere in this Form 10-K). Our audits also included the financial statement schedule for the years ended October 31, 2003 and 2002, listed in Item 15(a) of this Form 10-K. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
December 1, 2003

ADC Telecommunications, Inc.
Schedule II
For Year Ended October 31, 2003
(in millions)

Fiscal 2003	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions (Reclassifications)(1)	Balance at End of Year
Allowance for doubtful accounts & notes receivable	$ 39.7	$ 3.7	$ (8.2)	$ 51.6
Inventory reserve	93.9	2.9	51.2	45.6
Restructuring reserve	124.2	41.8	132.6	33.4
Warranty accrual	13.1	6.6	6.3	13.4

Fiscal 2002	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts & notes receivable	$ 87.1	$ 26.4	$ 73.8	$ 39.7
Inventory reserve	89.5	49.7	45.3	93.9
Restructuring reserve	120.8	220.1	216.7	124.2
Warranty accrual	29.4	(2.9)	13.4	13.1

Fiscal 2001	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts & notes receivable	$ 18.9	$ 111.0	$ 42.8	$ 87.1
Inventory reserve	47.3	165.3	123.1	89.5
Restructuring reserve	14.4	483.4	377.0	120.8
Warranty accrual	36.4	48.4	55.4	29.4

(1) Includes $15.5 million of allowance for notes receivable previously classified as current liabilities.